                                                                    EXHIBIT 10.9


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]







                                PHARMACOGENOMICS
                       COLLABORATION AND LICENSE AGREEMENT

                                     BETWEEN


                                   ENCODE EHF.


                                       AND


                                AFFYMETRIX, INC.


                                   DATED AS OF


                                  JULY 16, 2001

                                PHARMACOGENOMICS
                       COLLABORATION AND LICENSE AGREEMENT

        THIS PHARMACOGENOMICS COLLABORATION AND LICENSE AGREEMENT (this "Agreement"), is entered into as of July 16, 2001, (the "Effective Date"), by and between Encode ehf., a corporation formed under the laws of Iceland and a wholly owned indirect subsidiary of deCODE genetics, Inc., having principal offices at Geirsgotu 9, 101 Reykjavik, Iceland ("Encode"), and Affymetrix, Inc. a corporation organized under the laws of Delaware, having principal offices at 3380 Central Expressway, Santa Clara, California 95051 ("Affymetrix").


                             PRELIMINARY STATEMENTS


        A. Encode has expertise and experience in undertaking pharmacogenomic studies and establishing gene expression profiles.


        B. Affymetrix designs, manufactures and sells high quality expression profile chips necessary and useful in undertaking pharmacogenomic studies.


        C. Affymetrix and Encode desire to collaborate on the research, development and commercialization of pharmacogenomic tests which may result from undertaking pharmacogenomic studies concerning certain drugs.


        NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

        1.      DEFINITIONS.


        As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

        1.1 "Affiliate" with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, "control" shall refer to:
(i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than seventy percent (70%) of the voting securities or other ownership interest of an entity. For the avoidance of doubt, deCODE genetics, Inc. is deemed to be an Affiliate of Encode for purposes of this Agreement.

        1.2 "Affymetrix Inventions" shall have the meaning assigned to such term in Section 9.1(d).

        1.3 "Affymetrix's Independently Developed Products" shall have the meaning assigned to such term in Section 7.4(c).

        1.4 "Affymetrix Term Sheet" shall have the meaning assigned to such term in Section 7.1(c).

        1.5 "Biological Materials" shall have the meaning assigned to such term in Section 10.

        1.6 "Breaching Party" shall have the meaning assigned to such term in Section 13.2.

        1.7 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

        1.8 "Catalog Chips" shall mean all Chips that are neither Collaboration Chips nor Custom Chips.

        1.9 "Chips" shall mean the Probe Arrays manufactured by or for Affymetrix or its Affiliates.

        1.10 "Chip Improvement Inventions" shall have the meaning assigned to such term in Section 9.1(f).

        1.11 "Custom Chips" shall mean Chips the manufacture of which requires the creation of one or more custom mask designs for target sequences submitted to Affymetrix or its Affiliate by a person other than Affymetrix or its Affiliate.

        1.12    "Collaboration" shall have the meaning assigned to such term in
Section 6.1.

        1.13 "Collaboration Chips" shall mean Custom Chips for which Affymetrix creates custom mask design(s) from proprietary target sequences submitted by Encode or its Affiliates that are derived from Program Intellectual Property and are not subject to the confidentiality exclusions set forth in
Section 11.4. For the avoidance of doubt, Collaboration Chips shall exclude all Chips that are based on mask design(s) not derived from target sequences submitted by Encode or its Affiliates.

        1.14 "Collaboration Product" shall have the meaning assigned to such term in Section 5.1.

        1.15 "Commercially Reasonable Efforts" of a Party shall mean those commercially reasonable efforts by that Party similar to the efforts that Party in good faith believes it would make in similar circumstances for its own operations at that time (taking into consideration, as such Party customarily would, all other activities of such Party of similar importance to such Party at such time), it being understood that a Party's Commercially Reasonable Efforts would not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or any other agreement between the Parties, or any other agreement between a Party, Affiliate of such Party and/or Third Parties existing as of the Effective Date, or that the Party in good faith believes may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the Party and subject matter or would be reasonably likely to be disruptive of any material service conducted or product made at or from any of its facilities or impair its ability to provide services or products hereunder.

        1.16 "Commercialization Agreement" shall have the meaning assigned to such term in Section 7.1(b).

        1.17 "Competitor" of a Party shall mean, in the case of a Competitor of Encode, any company that manufactures, markets, promotes, sells and/or distributes pharmacogenomics tests or is engaged (or its affiliate is engaged) in intellectual property-related litigation with Encode or its Affiliate reasonably judged to be material to this Agreement, or, in the case of a Competitor of Affymetrix, any company that manufactures, markets, promotes, sells and/or distributes probe arrays or related products or services or is engaged (or its affiliate is engaged) in intellectual property-related litigation with Affymetrix or its Affiliate reasonably judged to be material to this Agreement.

        1.18 "Confidential Information" shall have the meaning assigned to such term in Section 11.4.

        1.19 "deCODE" shall mean deCODE genetics, Inc. and its Affiliates, including, without limitation, Encode.

        1.20 "Development Data" shall mean all data and results generated by Encode or any of its Affiliates or Third Parties at any time during the course of a Research Program undertaken with respect to a Drug, arising from such Research Program, and which is necessary or useful in connection with (a) deciding whether or not to proceed with the development of Collaboration Products with respect to such Drug or (b) undertaking or facilitating a Third Party to undertake such development. Development Data shall include, without limitation, all such information relevant to identifying or making use of the genes whose expression levels, when combined, are predictive of response and/or non-response to a Drug.

        1.21 "Development Related Materials" shall mean the Biological Materials developed or created during the course of the Research Programs and/or Product Development Programs.

        1.22    "Distributors" shall have the meaning assigned to such term in
Section 5.3(d).

        1.23 "Drug" shall mean each of the drugs set forth in the Study Plan for study in accordance with this Agreement and any additional drugs the Parties may subsequently agree to study as evidenced by a mutually agreed upon amendment to the Study Plan executed by the Parties.

        1.24 "Encode Genomics Data" shall mean (a) deCODE's proprietary genealogical and genotypic databases and such other databases as may be created or developed by deCODE from time to time during the term of this Agreement or as may be existing or have been created as of the Effective Date, and (b) deCODE's proprietary inventions, processes and other assets directly relating to the use, creation, maintenance, development, operation, access, analysis, reporting, storage, protection, and/or transmission of such proprietary databases, including proprietary methods, procedures and techniques, procedure manuals, personal and scientific data, computer technical expertise and software, in each case independently developed by or on behalf of deCODE and such software useful for the analysis of the information included



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


in such databases; provided, however, that Encode Genomics Data shall not include Program Intellectual Property.

        1.25 "Enocde's Independently Developed Products" shall have the meaning assigned to such term in Section 7.4(d).

        1.26 "Encode Inventions" shall have the meaning assigned to such term in Section 9.1(c).

        1.27 "Encode Therapeutic Targets And Markers" shall have the meaning assigned to such term in Section 7.4(e).

        1.28 "Encode Retained Therapeutic Targets And Markers" shall have the meaning assigned to such term in Section 7.4(e).

        1.29    "Exclusions" shall have the meaning assigned to such term in
Section 5.3(h).

        1.30 "Executive Officers" shall have the meaning assigned to such term in Section 3.4(b).

        1.31 "Existing Affymetrix Intellectual Property" shall mean intellectual property (including, without limitation, patents and know-how) (a) owned by or licensed to Affymetrix and/or its Affiliates as of the Effective Date, (b) acquired after the Effective Date, or (c) developed after the Effective Date independent of the Research Programs and Product Development Programs.

        1.32 "Existing Encode Intellectual Property" shall mean intellectual property (including, without limitation, patents and know-how) (a) owned by or licensed to Encode and/or its Affiliates as of the Effective Date, (b) acquired after the Effective Date, or (c) developed after the Effective Date independent of the Research Programs and Product Development Programs.

        1.33 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

        1.34 "First Commercial Sale" shall mean, with respect to each Collaboration Product, the first sale for which payment has been invoiced for use or consumption by a member of the general public of such Collaboration Product in any country in the Territory after all required Registrations have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding samples, compassionate use and the like.

        1.35    "Indemnitee" shall have the meaning assigned to such term in
Section 12.4.

        1.36    "infringement" shall have the meaning assigned to such term in
Section 9.3(a).



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        1.37    "Invention" shall mean any new or useful process, manufacture, composition of matter or method of use developed, conceived or first reduced to practice or demonstrated to have utility during the Research Program or the Product Development Program that relates to or is necessary or useful in developing, making, using or selling Collaboration Products, whether patentable or unpatentable, or any improvement thereof developed, conceived or first reduced to practice or demonstrated to have utility during the conduct of a Research Program or a Product Development Program, that relates to or is necessary or useful in developing, making, using or selling Collaboration Products.

        1.38 "Joint Inventions" shall have the meaning assigned to such term in Section 9.1(e).

        1.39 "Joint Steering Committee" or "JSC" shall have the meaning assigned to such term in Section 3.1.

        1.40 "Know-How" shall mean any and all improvements, discoveries, claims, formulae, processes, trade secrets, technologies, works of authorship and know-how (including confidential data and Confidential Information), whether patentable or unpatentable, that relate to or are necessary or useful in conducting the Research Program, the Product Development Program, and/or developing, making, using or selling Collaboration Products, including, without limitation, as applicable, the Collaboration Chips.

        1.41 "Negotiation Period" shall have the meaning assigned to such term in Section 7.1(b).

        1.42 "Non-breaching Party" shall have the meaning assigned to such term in Section 13.2.

        1.43 "No Shop Restriction" shall have the meaning assigned to such term in Section 7.1(b).

        1.44 "Party" shall mean Encode or Affymetrix and, when used in the plural, shall mean Encode and Affymetrix.

        1.45    "Patents" shall mean (x) all patents and patent applications,
(y) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (z) any foreign or international equivalent of any of the foregoing, in each case, that relate to or are necessary or useful in conducting the Research Program, the Product Development Program, and/or developing, making, using or selling Collaboration Products, including, without limitation, as applicable, any of the foregoing covering or claiming Collaboration Chips.

        1.46    "Payments" shall have the meaning assigned to such term in
Section 5.3(c).

        1.47    "Portion" shall have the meaning assigned to such term in
Section 5.3(e).

        1.48 "Probe Array" shall mean an array of diverse nucleic acids or polynucleotides at defined locations on a single solid support which is claimed or covered by (x) patents or patent applications, (y) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or any provisional applications, of any such patents or patent applications, or
(z) any foreign or international equivalent of any of the foregoing, in each case owned by or exclusively licensed to Affymetrix or its Affiliates as of the Effective Date or acquired or developed after the Effective Date independent of all of the Research Programs and Product Development Programs.

        1.49 "Probe Array Type Products" shall mean probe arrays (manufactured by any person or covered or claimed by any patent) and other related products.

        1.50    "Product" shall have the meaning assigned to such term in
Section 7.1(d)(i).

        1.51 "Product Development Program" shall have the meaning assigned to such term in Section 5.1.

        1.52 "Program Intellectual Property" shall mean Patents, Inventions and/or Know-How that are developed, conceived or first reduced to practice or demonstrated to have utility during the conduct of a Research Program or a Product Development Program. Program Intellectual Property shall include, without limitation, Development Data and Development Related Materials; provided, however Program Intellectual Property shall exclude Existing Encode Intellectual Property and Existing Affymetrix Intellectual Property.

        1.53    "Pursuing Party" shall have the meaning assigned to such term in
Section 7.5.

        1.54    "Reductions" shall have the meaning assigned to such term in
Section 5.3(j).

        1.55 "Registration" shall mean, with respect to each country in the Territory and the Territory, approval of the Registration Application for any Collaboration Product filed in such country, including, where applicable outside of the United States, pricing or reimbursement by the Regulatory Authority in such country.

        1.56 "Registration Application" shall mean a Pre-Marketing Authorization or 510K or similar filing made under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Registration in a country, in each case with respect to a Collaboration Product for application in the Territory.

        1.57 "Regulatory Authority" shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Collaboration Product in such country, and any successor(s) thereto.

        1.58 "Research Program" shall have the meaning assigned to such term in Section 4.

        1.59    "Revenue" shall have the meaning assigned such term in
Section 5.3(b).



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


        1.60 "Rights To Commercialize" shall have the meaning assigned such term in Section 7.1(a).

        1.61 "Sample Processing" shall mean assay techniques that are useful or necessary in the use of Probe Arrays (including techniques related to nucleic acid extraction, amplification, labeling, dilution and other processes).

        1.62    "Set Offs" shall have the meaning assigned to such term in
Section 5.3(i).

        1.63 "Similar Material Specifications" shall mean, with respect to a pair of Probe Array Type Products being compared, that they share similar technical, performance, reproducibility, reliability, delivery, cost and price specifications.

        1.64 "Study Plan" shall mean the Encode-Affymetrix study plan entitled "Model Study Plan of Pharmacogenomic Research Regarding Prediction of Drug Response", dated July 16, 2001, as may be amended from time to time with the written mutual consent of the Parties.

        1.65    "Territory" shall mean the entire world.

        1.66 "Third Party" shall mean any person or entity who or which is neither a Party nor an Affiliate of a Party.

        1.67    "Trademark" shall have the meaning assigned such term in
Section 7.5.

        2.      REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES.

        2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

                (a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                (b) such Party is free to enter into this Agreement;

                (c) in so doing, such Party will not violate any other agreement to which it is a party; and

                (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

        2.2 Representations and Warranties of Affymetrix. Affymetrix represents and warrants to Encode, as of the Effective Date, that (a) it owns or has a license to the Existing Affymetrix Intellectual Property, (b) to the best of its knowledge (which knowledge may be based on good faith and reasonable



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reliance upon the opinion of qualified patent counsel) the grants made by
Affymetrix set forth in Sections 7.1 and 7.2 do not infringe upon the valid and enforceable intellectual property rights of any Third Party without authorization of such Third Party, (c) Affymetrix has the authority to grant the license under the Existing Affymetrix Intellectual Property to use Chips hereunder, and (d) each person employed by Affymetrix, its Affiliates or Third Parties who participates in the Research Program and/or Product Development Program has, prior to such participation, executed and delivered a written agreement obligating such person to assign all intellectual property developed in the course of such participation to Affymetrix or its Affiliates, as the case may be, and, in the event such assignment is made to such an Affiliate, such Affiliates shall assign such intellectual property to Affymetrix or grant Affymetrix a license (including the unrestricted right to grant sublicenses thereunder) to use such intellectual property as contemplated by this Agreement.

        2.3 Representations and Warranties of Encode. Encode represents and warrants to Affymetrix, as of the Effective Date, that (a) it or its Affiliates own or has a license to the Existing Encode Intellectual Property, (b) to the best of its knowledge (which knowledge may be based on good faith and reasonable reliance upon the opinion of qualified patent counsel) the grants made by Encode set forth in Sections 7.1 and 7.2 do not infringe upon the valid and enforceable intellectual property rights of any Third Party without authorization of such Third Party, (c) Encode has the authority to license, pursuant to Sections 7.1 and 7.2, the Existing Encode Intellectual Property owned by each of its Affiliates, and (d) each person employed by Encode, its Affiliates or Third Parties who participates in the Research Program and/or Product Development Program has, prior to such participation, executed and delivered a written agreement obligating such person to assign all intellectual property developed in the course of such participation to Encode or its Affiliates, as the case may be, and, in the event such assignment is made to such an Affiliate, such Affiliates shall assign such intellectual property to Encode or grant Encode a license (including the unrestricted right to grant sublicenses thereunder) to use such intellectual property as contemplated by this Agreement.

        3.      JOINT STEERING COMMITTEE.

        3.1 Members; Officers. The Parties shall establish a joint development committee (the "Joint Steering Committee" or "JSC"), which shall consist of four (4) members, two (2) members from each Party. Each Party's JSC members shall be designated by each Party from time to time upon written notice to the other Party in accordance with Section 15.5 of this Agreement. Such representatives shall include individuals within the senior management of each Party, and those representatives of each Party shall, individually or collectively, have expertise in business and pharmacogenomics test development. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JSC. A chairperson and secretary of the JSC shall serve coterminous six month terms, commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the JSC shall alternate between the Parties, and each chairperson shall be named no later than ten (10) days after the commencement of his or her term. The initial chairperson shall be selected by Encode, the initial secretary shall be selected by Affymetrix.

        3.2     Responsibilities. The JSC shall perform the following functions:

                (a) approve the Study Plan and corresponding initiation of the Research Program with respect to each Drug and determine the order and timing of the study of each Drug;



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                (b) develop a process to establish and determine the degree of success of each particular pharmacogenomic test developed in connection with the Research Program undertaken with respect to each Drug;

                (c) evaluate data from the Research Program;

                (d) manage the day-to-day activities being conducted under the Research Program and coordinate the activities of the Parties;

                (e) provide a mechanism for the exchange of information between the Parties;

                (f) review and approve, from time to time, any publication or presentation request by either Party or their respective Affiliates pursuant to
Section 11 and subject to Section 11.5; and

                (g) perform such other responsibilities set forth elsewhere in this Agreement.

        3.3 Meetings. During the term of the Research Program, the JSC shall meet in person (or in such other manner as the JSC may decide, from time to time) at least twice during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the JSC shall decide, from time to time. Thereafter, the JSC shall meet, in person or otherwise, only on an ad hoc basis as needed to perform the responsibilities assigned to it under this Agreement. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

        3.4     Decision-making.

                (a) The JSC may make decisions with respect to any subject matter that is subject to the JSC's decision-making authority. Each Party shall have, collectively, one (1) vote in all decisions.

                (b) Any dispute that may arise relating to the terms of this Agreement or the activities of the Parties under this Agreement shall be brought to the attention of the JSC, which shall attempt in good faith to achieve a resolution. Any Party may convene a special meeting of the JSC for the purpose of resolving disputes by having the chairperson or secretary give notification to all the members of the JSC at least fifteen (15) days prior to such meeting. If the JSC is unable to resolve such a dispute or reach consensus after it has met and attempted to reach such consensus with respect to a matter that is in the JSC's decision-making authority within fifteen (15) days of the first presentation of such dispute or matter to the JSC, such dispute or matter shall be referred to the Chief Executive Officer of Affymetrix and the Chairman of Encode (or their respective designees), (such officers collectively, the "Executive Officers"), who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the dispute or matter. Any disputes or matters arising with respect to (a) Encode Genomics Data, or (b) any health institution, governmental agency or authority in Iceland, any statutes, laws, rules or regulations of Iceland, relationships with the Icelandic health institutions and other relevant Icelandic parties shall be resolved conclusively by the Chairman of Encode (or its designee), who shall give good faith consideration to the comments of the Chief Executive Officer of Affymetrix (or its designee) in resolving such disputes or matters; provided, however, that to the extent such disputes or matters materially affect the rights or obligations of the Parties under this Agreement, Encode shall consult with Affymetrix and the Parties shall mutually agree on a course of action



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


to lawfully avoid or minimize such effects upon the rights or obligations of the Parties, to the extent practicable. Any disputes or matters arising with respect to Chips, excluding disputes regarding Program Intellectual Property, shall be resolved conclusively by the Chief Executive Officer of Affymetrix (or its designee), who shall give good faith consideration to the comments of the Chief Executive Officer of Encode (or its designee) in resolving such disputes or matters; provided, however, that to the extent such disputes or matters materially affect the rights or obligations of the Parties under this Agreement, Affymetrix shall consult with Encode and the Parties shall mutually agree on a course of action to lawfully avoid or minimize such effects upon the rights or obligations of the Parties, to the extent practicable.

        3.5     Minutes.

                (a) With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided in Section 3.5(b), definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows:

                        (i) Within ten (10) days after each JSC meeting, the secretary shall prepare and distribute to all members of the JSC draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers.


                        (ii) The chairperson shall then have ten (10) days after receiving such draft minutes to collect comments thereon from the members of its Party and provide them to the secretary.


                        (iii) Upon the expiration of such second ten (10) day period, the chairperson and the secretary of the JSC shall have an additional ten (10) days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party's assent to the minutes.

                (b) If at any time during the preparation and finalization of the JSC meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 3.4(b). The decision resulting from the escalation process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to such escalation shall be finalized within a thirty (30) day period as provided in Section 3.5(a).

        3.6 Term. The JSC shall exist during the term of this Agreement until the First Commercial Sale of the last to be commercialized Collaboration Products and for such longer period as necessary to perform the remaining responsibilities assigned to it under this Agreement.

        3.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JSC.



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        4.      RESEARCH PROGRAM.

        4.1 Scope of the Research Program. The "Research Program" shall mean, with respect to each Drug, the program of research and development undertaken by the Parties under this Agreement to study the pharmacogenomics and identification of sets of genes whose expression levels are, when combined, predictive of the response and/or non-response of individual patients to such Drug.

        4.2     Encode's Responsibilities.

                (a) Each of the Drugs shall be studied by Encode using Commercially Reasonable Efforts to undertake such studies in accordance with the procedures and experiments set forth in the Study Plan by making use of the facilities, personnel, databases and expertise at Encode's disposal. Encode shall make available all personnel which Encode believes are reasonably necessary to conduct, manage and oversee the Research Program undertaken with respect to each of ten (10) Drugs being studied pursuant to the Study Plan, which collectively cover seven (7) disease indications. Encode's total effort under this Agreement shall be [CONFIDENTIAL TREATMENT REQUESTED] of Encode's annual standard fulltime equivalent personnel. Upon the completion of the Research Program with respect to each Drug, Encode shall promptly deliver to Affymetrix the Development Data with respect to each Drug. On a regular basis from time to time, and in no case less frequently than at each regularly scheduled JSC meeting, Encode shall provide to Affymetrix a scientific, technical and business update and status report of the progress of the Research Programs and Development Data. As material Development Data arises from time to time during the course of the Research Development Program, such material Development Data shall be disclosed to the JSC. Encode shall provide to Affymetrix that portion of the Encode Genomics Data Encode reasonably believes is necessary for Affymetrix to understand and interpret the Development Data.

                (b) In the event the Parties agree, from time to time, to initiate studies on Drugs in addition to the ten (10) Drugs with respect to which the Parties have, as of the Effective Date, agreed to undertake studies, each of such additional Drugs shall be studied by Encode using Commercially Reasonable Efforts to undertake such studies in accordance with the procedures and experiments set forth in the Study Plan, as amended in writing by mutual agreement of the Parties, by making use of the facilities, personnel, databases and expertise at Encode's disposal. Encode shall make available all personnel which Encode believes are reasonably necessary to conduct, manage and oversee the Research Program undertaken with respect to such additional Drugs. Such studies regarding such additional Drugs to be undertaken by Encode in addition to the studies specified in 4.2(a) shall only be undertaken upon prior mutual written agreement by the Parties to initiate such studies with respect to such additional Drugs.

        4.3     Affymetrix's Responsibilities.

                (a) Affymetrix shall use Commercially Reasonable Efforts provide to Encode, in connection with the study of each Drug, such quantities and types of Catalog Chips as set forth in the Study Plan, and deliver to Encode such Catalog Chips when required by Encode in connection with the study of each Drug pursuant to the Study Plan; provided that the total number of such Catalog Chips to be delivered to Encode during the course of conducting the Study Plan ten
(10) Drugs shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] (or their functional equivalent).

                (b) In the event the Parties agree, from time to time, to initiate studies on Drugs in addition to the ten (10) Drugs with respect to which the Parties have, as of the Effective Date, agreed to undertake studies, Affymetrix shall use Commercially Reasonable Efforts to provide to Encode, in connection with such studies of each such Drug, such quantities and types of Catalog or Collaboration Chips as set forth in the Study Plan, as amended in writing by mutual agreement of the Parties, and deliver to Encode such Catalog or Collaboration Chips when required by Encode in connection with such studies of each such Drug pursuant to the Study Plan; such Catalog or Collaboration Chips to be provided by Affymetrix in addition to the Catalog Chips specified in 4.3(a) shall only be undertaken upon prior mutual written agreement by the Parties to initiate such studies with respect to such additional Drugs.

                (c) In the event the Parties mutually believe additional Catalog Chips are required to complete a Research Program with respect to any Drug, Affymetrix shall use Commercially Reasonable Efforts to supply such Catalog Chips (and the corresponding test chips) to Encode at a price no greater than the price Affymetrix charges to similarly situated customers.

                (d) Affymetrix shall provide to Encode reasonable access to Affymetrix's technical support staff and resources in accordance with Affymetrix's customary practices for similarly situated users of its Catalog Chips.

        4.4 No Sharing of Costs and Expenses. Each Party shall pay all of its respective costs and expenses incurred in fulfilling its obligations under this Agreement.

        4.5 The End of a Research Program. Encode shall in its good faith and reasonable judgement determine (after consulting with the JSC) when a Research Program has been completed with respect to a Drug and, upon such completion, give prompt notice of such completion to the JSC. In the event that Affymetrix believes in its good faith and reasonable judgement that a Research Program has been completed with respect to a Drug, Affymetrix may unilaterally declare such Research Program completed. Upon Encode's receipt of notice of such declaration, such Research Program shall be deemed completed.

        5.      PRODUCT DEVELOPMENT PROGRAM.

        5.1 Scope of the Product Development Program. The "Product Development Program" shall mean, with respect to each Drug, (a) the creation of gene expression tests and/or nucleic acid based tests predicting response and/or non-response of individual patients to such Drug based upon the results of the Research Program with respect to such Drug, (collectively, for all such tests and Drugs, the "Collaboration Products"), and (b) (i) testing and regulatory approval of, (ii) marketing, advertising, promotional, launch and sales activities undertaken in connection with the marketing of, and (iii) offering for sale and sale of, such Collaboration Products.

        5.2 Developing Collaboration Products With Respect to Each Drug. The JSC shall review and determine the potential for development and commercialization of each Collaboration Product. The terms and conditions under which a Collaboration Product shall be developed and/or commercialized, and the specific countries in the Territory in which such development and/or commercialization shall take place, shall be reviewed by the JSC which shall give the Parties guidance and advice regarding whether or not, how, where and when each such Collaboration Product should be developed and/or commercialized further in accordance with Section 7.1. The Parties shall consult with one another within the commercialization efforts of the Collaboration Products in order to maximize the value of the Collaboration Products, and, in addition, Affymetrix shall have the right of first negotiation, on a Collaboration Product-by-Collaboration Product basis, to provide Chips for inclusion in each Collaboration Product. Such right of first negotiation would take place as set forth in Section 7.1.

        5.3     Sharing of Revenue.

                (a) Share. It is the Parties' intention to commercialize those Collaboration Products for which there is a commercially reasonable return on investment. The Parties shall share the Revenue derived from Collaboration Products and the sublicensing of Program Intellectual Property to Third Parties in the proportion of [CONFIDENTIAL TREATMENT REQUESTED] for Affymetrix and [CONFIDENTIAL TREATMENT REQUESTED] for Encode. Payments of amounts of Revenue due to the other Party shall be made in accordance with Section 8.

                (b) Revenue. The term "Revenue" shall be meant to include [CONFIDENTIAL TREATMENT REQUESTED]. Each Party, its Affiliates and sublicensees shall at all times act in commercially reasonable good faith (including, without limitation, the use of generally accepted accounting principles, consistently applied) and shall not intentionally or knowingly inappropriately or inaccurately apportion amounts invoiced for the purpose or effect of circumventing or depriving the other Party of any benefit due them under this
Section 5.3

                (c) Payments. The term "Payments" shall be meant to include all of the royalties, licensing payments, milestone payments which arise directly from the sublicenses granted pursuant to this Agreement granted to Third Parties, and payments received arising from sales or the provision of services to Third Parties when such sales or services specifically involve the provision or use of Collaboration Products.

                (d) Sales to Distributors. Notwithstanding Section 5.3(b) above, for purposes of sales by a Party (or its Affiliates or sublicensees) to Third Party distributors ("Distributors"), Revenue shall be meant to include the [CONFIDENTIAL TREATMENT REQUESTED] such Party's (or its Affiliate's or sublicensee's) [CONFIDENTIAL TREATMENT REQUESTED] during the calendar quarter to which the Revenue calculation relates (excluding contract services), [CONFIDENTIAL TREATMENT REQUESTED] such Distributor during such quarter.

                (e) Sales by Affymetrix. In the event Affymetrix (and/or its Affiliates or sublicensees) sell Collaboration Chips or services to a Third Party in connection therewith, Payments for such sales of Collaboration Chips or services shall be limited to a portion ("Portion"), not to exceed [CONFIDENTIAL TREATMENT REQUESTED], of such Payments received by such selling party. The amount of each Portion shall be negotiated by the Parties on a Drug-by-Drug basis, taking into consideration the relative technical and economic contributions of the Parties to each such Collaboration Chip and the underlying platform technology.

                (f) Combination Sales. In the event that a Collaboration Product is sold in combination with other apparatuses or products, as part of a kit, or in any other combination, and the Collaboration Product is not sold separately and no separate list price exists for the Collaboration Product, the Payments due for such Collaboration Product shall be determined by [CONFIDENTIAL TREATMENT REQUESTED] the numerator of which shall be [CONFIDENTIAL TREATMENT REQUESTED] for such Collaboration Product and the denominator of which shall be the [CONFIDENTIAL TREATMENT REQUESTED] for the total combination, as determined by generally accepted accounting principals, consistently applied, in the quarter of the sale. In the event that both the Collaboration Product and other product have separate list prices but are being sold at a combination price which is less than the total of the separate list prices, Payments due for such Collaboration Product shall be determined by [CONFIDENTIAL TREATMENT REQUESTED], the numerator of which is the [CONFIDENTIAL TREATMENT REQUESTED] of the Collaboration Product and the denominator of which is the [CONFIDENTIAL TREATMENT REQUESTED] of the Collaboration Product and such other products.

                (g) Payments for Non-Cash Transactions. In the event that Collaboration Products are transferred to Third Parties or Distributors for non-cash consideration or where no invoice is generated, Payments due for such Collaboration Products shall be valued by determining the [CONFIDENTIAL TREATMENT REQUESTED] marketed and sold to Third Parties [CONFIDENTIAL TREATMENT REQUESTED]

                (h) Exclusions. The following shall be excluded from the definition of Revenue (the "Exclusions"):

                        (i) Payments received by a Party as a payment to cover such Party's cost of conducting research (but not basic life sciences non-clinical research) furthering the development of Collaboration Products prior to their First Commercial Sale, including, without limitation, such payments received as a result of transfers of Collaboration Products or provision of services to Third Parties in connection with such research.

                        (ii) Any equity investments at fair market value (established in accordance with customary industry practices applicable to such investments) that do not unfairly substitute equity for what would otherwise qualify as Payments hereunder.

                        (iii) The value of Collaboration Products transferred by a Party (or its Affiliates or sublicensees) to Third Parties or Distributors as free samples or the use of products by a Party (or its Affiliates or sublicensees) or Distributors for sales demonstration purposes or for quality control or other internal, non-revenue generating purposes (including Affymetrix' and its Affiliates' internal research and development to develop Chips, provided such research and development is permitted by and undertaken in accordance with the other provisions of this Agreement) provided that the total number of non-revenue generating Collaboration Products shall not exceed more than [CONFIDENTIAL TREATMENT REQUESTED] of the volume of Collaboration Products sold during any one calendar year.

                (i) Set Offs. The term "Set Offs" shall be meant to include those of the following deductions actually incurred and invoiced by the Parties, their Affiliates and their sublicensees as an element of such activities: transportation; special packing and crating charges; insurance; custom duties; returns; allowances in lieu of actual returned or rejected products; sales, VAT, use and turnover taxes (excluding income or franchise taxes of any kind); and adjustments for invoice errors (such as pricing errors) that do not involve product returns.

                (j) Reductions. The portion of Revenue payable by a Party hereunder shall be reduced (the "Reductions") on a [CONFIDENTIAL TREATMENT REQUESTED] for such Party's damages, settlements, costs, losses, and other expenses (including without limitation reasonable attorneys' fees) reasonably incurred in connection with (i) Third Party claims of infringement by Collaboration Products, and/or (ii) such Party's actual costs directly and reasonably resulting from the acquisition of rights to necessary Third Party technology or intellectual property for Collaboration Products; provided that reductions shall roll forward, if necessary, so that payments to the other Party are not, at any time, reduced to less than [CONFIDENTIAL TREATMENT REQUESTED] of what they would have been in the absence of this provision.

                (k) Currency. Any component of Revenue denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars in accordance with U.S. generally accepted accounting principles, consistently applied, and reported in U.S. Dollars.

        6.      CONDUCT AND STANDARD OF PERFORMANCE.

        6.1 Conduct. The Parties, acting in accordance with Sections 4 and 5, shall use Commercially Reasonable Efforts to diligently proceed with the Research Program and the Product Development Program, (collectively, the "Collaboration"). Without limiting the generality of the foregoing, during the term of the Agreement, each Party shall:

                (a) cooperate with the other Party to implement the Research Program and the development of Collaboration Products for any Drug, and such other activities that, from time to time, the JSC decides are necessary for the commercial success of the Collaboration;

                (b) use Commercially Reasonable Efforts to perform the work set out for such Party to perform in the Research Program and in the development of Collaboration Products such Party is developing;

                (c) conduct the Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of the Collaboration efficiently and expeditiously; and

                (d) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Collaboration in the form required under all applicable laws and regulations. The other Party shall have the right, during normal business hours and upon reasonable prior written notice and under reasonable obligations of confidentiality, to have an independent Third Party accountant inspect and copy all such records at its own expense, so long as doing so is not unreasonably disruptive. The other Party shall maintain such records and information contained therein in confidence in accordance with Section 11 and shall not use such records or information except to the extent expressly permitted by this Agreement.

        6.2 Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the grossly negligent or willful acts or omissions, during the term of this Agreement, of such Party, its Affiliates or its sublicensees, and their respective directors, officers, employees and agents and for the activities such Party is responsible for conducting or elects to conduct under the Research Program and Product Development Program, with respect to each Drug. Each Party agrees to indemnify and hold the other harmless with respect to such liabilities in accordance with Section 12.

        6.3 Ethics. The Parties acknowledge and agree that the field is new and changing and that it is difficult to foresee potential ethical or legal issues, or other matters of public concern, arising from various potential applications or misapplications of the activities contemplated by this Agreement. Therefore, the Parties agree that, in the event a material ethical or legal issue, or other matter of public concern, arises or becomes foreseeable relating to the activities contemplated herein, the Parties agree to work together to take mutually agreeable steps to address such issues in a lawful, ethical manner. In the event the Parties disagree as to what course of action is appropriate in a given situation, the Parties agree to engage a neutral third party (e.g. a group of internationally recognized scientists and/or ethicists) to help the Parties decide on a proper course of action. For the avoidance of doubt, in no event will either Party, their respective Affiliates or licensees use, or permit to be used, the Chips or Collaboration Products in any illegal, immoral, unethical or other patently offensive purpose.

        7.      GRANT OF RIGHTS.

        7.1     Commercialization of Study Results.

                (a) Conditional License. It is the intention of this Agreement that (i) Encode shall have the exclusive right, utilizing the Program Intellectual Property (but not the Existing Affymetrix Intellectual Property), to commercialize any and all Collaboration Products that result from each Research Program with respect to a Drug, and (ii) Affymetrix shall have the right of first negotiation to utilize the Program Intellectual Property (but not the Existing Encode Intellectual Property) to provide Probe Array Type Products to be used in, with or as part of such Collaboration Products. In furtherance of Encode's right to commercialize Collaboration Products, Affymetrix hereby grants to Encode a worldwide exclusive license (with the right to grant sublicenses in accordance with Section 7.3) to exploit the Program Intellectual Property (but not the Existing Affymetrix Intellectual Property) to develop, use, make, have made, import, register, market, distribute and sell, directly or indirectly, the Collaboration Products throughout the Territory ("Rights To Commercialize"). In furtherance of Affymetrix's right of first negotiation, Encode hereby grants to Affymetrix a conditional exclusive license (such license shall be conditional and granted only upon the execution and delivery by the Parties of a Commercialization Agreement as set forth in subsections (b) and (c) below) to utilize the Program Intellectual Property (but not the Existing Encode Intellectual Property) related to such Collaboration Product solely for the purpose of developing, testing, making, having made and supplying Probe Array Type Products to Encode as part of Encode's commercialization of such Collaboration Products.

                (b) Negotiation. Upon the completion of each Research Program with respect to a Drug (as defined in Section 4.5), the Parties shall immediately enter into good faith negotiations for a period of time not to exceed [CONFIDENTIAL TREATMENT REQUESTED], unless an extension of time is mutually agreed upon in writing (the "Negotiation Period") relating the creation of a definitive agreement concerning the development, testing, making, having made and supply of Probe Array Type Products to be used in, with and/or as part of such Collaboration Products (a "Commercialization Agreement"). During the Negotiation Period, Encode may not negotiate with any Third Party regarding the development, testing, making, having made, or supply of Probe Array Type Products to be used in, with and/or as part of such Collaboration Products ("No Shop Restriction"). During their negotiations, the Parties will consider, among other factors, the particular specifications of such Collaboration Products and the specifications of Probe Array Type Products which may be used in, with and/or as part of such Collaboration Products.

                (c) Third-Party Commercialization; Affymetrix Option. If by the end of the Negotiation Period the Parties are unable to agree upon the terms of any such Commercialization Agreement, then (i) Affymetrix shall within [CONFIDENTIAL TREATMENT REQUESTED] after the end of the Negotiation Period reduce to a writing a summary of the material terms and conditions (an "Affymetrix Term Sheet") under which Affymetrix would otherwise be willing to be the prime supplier of Probe Array Type Products, and (ii) the No Shop Restriction shall terminate with respect to such Collaboration Products, Encode may fully exercise its Rights To Commercialize with respect to such Collaboration Products and, accordingly, Encode may enter into agreements with one or more Third Parties regarding the development, testing, making, having made and/or supply of Probe Array Type Products with Similar Material Specifications as those that were the subject of the negotiations with Affymetrix for use in, with and/or as part of such Collaboration Products. Notwithstanding the preceding sentence, the Parties agree that if any proposed Third Party supply agreement contains terms and conditions which, when taken as a whole, are materially similar to the terms and conditions contained in an Affymetrix Term Sheet or which are more favorable to a Third Party that those contained in the Affymetrix Term Sheet, then prior to entering into any Third Party agreement Encode will first provide Affymetrix with an option in writing to accept such Third Party's terms and conditions, enter into a Commercialization Agreement embodying such terms and conditions and thereupon become the exclusive supplier of Probe Array Type Products to Encode for use in connection with such Collaboration Products. Affymetrix shall have no more than [CONFIDENTIAL TREATMENT REQUESTED] after Encode's delivery of such Third

Party's terms and conditions to accept or reject such option. Affymetrix' failure to accept such option in writing by notice to Encode within this [CONFIDENTIAL TREATMENT REQUESTED] period shall be conclusively deemed to be a rejection of such option by Affymetrix and thereupon the conditional exclusive license referred to in section 7.1(a) shall automatically be terminated solely with respect to such Collaboration Products and of no further force or effect and Encode shall be entitled to enter into such Third Party agreement(s) with respect to such Collaboration Products.

                (d) Transfer of Commercialization Rights to Affymetrix.

                        (i) It is agreed that while Encode is undertaking the commercialization of specific Collaboration Products with respect to a Drug under the Product Development Program as set forth in Section 5.1(b), (each being deemed to be a "Product" hereunder), Encode shall have the obligation to develop and define a commercialization plan for each such Product. In the event Encode materially fails to use timely Commercially Reasonable Efforts to diligently and promptly proceed with its obligations as defined in the commercialization plan and such failure is not timely cured within the same manner as specified for breaches under Section 13.2, then, subject to the dispute resolution provisions indicated in subsection (e) below, Encode agrees to relinquish its exclusive Rights To Commercialize such Products and instead shall agree to share such rights with Affymetrix. It is agreed that Encode's obligation to use timely and prompt efforts set forth above shall mean initiating, at a minimum, a commercialization plan with respect to each specified Product within two (2) years after the completion of the Research Program (as defined in Section 4.5) with respect to such Product.

                        (ii) In the event that commercialization rights to any particular Collaboration Products are shared with Affymetrix pursuant to subsection (i) above, then the Parties agree that the Revenue split for such Collaboration Products shall be renegotiated by the Parties taking into consideration (a) the relative investments made by the Parties in connection to such Collaboration Product(s) prior to the date of the transfer, (b) the relative investments to be made by the Parties with respect to commercializing such Collaboration Product(s), and (c) the time value of money for each such investment.

                (e) Dispute Resolution. Disputes arising with respect to whether or not Encode has materially failed to perform its obligations under subsection
(d) above which remain unresolved after the end of the cure period specified in section 13.2 shall be resolved through binding arbitration, judged by a single expert arbiter, who shall be selected through good faith negotiations between the Parties to appoint a mutually acceptable, disinterested, conflict-free individual not affiliated with any Party. Such arbiter should have scientific, technical and regulatory experience with respect to the development of Collaboration Products necessary to resolve such a dispute. If the Parties are unable to agree within five (5) business days after the receipt by a Party of a written request to initiate arbitration, then the Parties agree that the American Arbitration Association shall be entitled to select the appropriate expert arbiter within ten (10) business days (or longer, if necessary) of being approached by either of the Parties. Other than such selection of a single expert arbiter, such arbitration shall otherwise be conducted in accordance with
Section 15.13.

        7.2     Research Program License Grant; Sample Processing Grant.

                (a) Affymetrix Grant to Encode. Subject to the terms and conditions of this Agreement, including, without limitation, Section 7.4(a), Affymetrix hereby grants to Encode a nonexclusive worldwide license (with no right to grant sublicenses except to Encode's Affiliates in accordance with
Section 7.3) to use the Existing Affymetrix Intellectual Property and a co-exclusive (together with Affymetrix) worldwide license (with no right to grant sublicenses except to Encode's Affiliates in accordance with Section 7.3) to use the Program Intellectual Property, solely for the purpose of conducting activities related to the Research Program by internally using the Catalog Chips provided by Affymetrix to Encode hereunder to identify the presence and/or levels of expressed nucleic acid sequences in the course of such Research Program as contemplated by this Agreement and for no other purpose whatsoever.

                (b) Restrictions on Use of Chips. During the Research Program, Encode shall not (1) transfer Chips (other than to Affiliates) provided by Affymetrix; nor (2) transfer data generated therewith to any Third Party, other than as a Collaboration Product (provided that this shall not limit Encode from transferring data specifically relating to Encode Therapeutic Targets And Markers); nor (3) provide services to any Third Party using the Chips provided by Affymetrix; nor (4) allow any Third Party to use the Chips provided by Affymetrix; nor (5) reuse the Chips; nor (6) use such Chips in diagnostic or other settings requiring FDA or other regulatory agency approval; nor (7) otherwise use the Chips delivered hereunder outside the scope of the Research Program. Encode will allow Affymetrix reasonable, periodic (but not more than quarterly) access to ensure compliance with these prohibitions. Such access shall be allowed during normal business hours and upon reasonable prior written notice and under reasonable obligations of confidentiality.

                (c) Encode Grant to Affmetrix. Subject to the terms and conditions of this Agreement, Encode hereby grants to Affymetrix a nonexclusive worldwide license (with no right to grant sublicenses except to Affymetrix's Affiliates in accordance with Section 7.3) to use the Existing Encode Intellectual Property and a co-exclusive (together with Encode) worldwide license (with no right to grant sublicenses) to use the Program Intellectual Property, solely for the purpose of conducting activities related to the Research Program as contemplated by this Agreement and for no other purpose whatsoever.

                (d) Encode Sample Processing Grant to Affmetrix. Subject to the terms and conditions of this Agreement, Encode hereby grants to Affymetrix a non-exclusive perpetual worldwide license (with a right to grant sublicenses), to develop, use, make, have made, register, market, distribute, sell, offer for sale and import any Invention to the extent that it is specifically related to Sample Processing.

        7.3     Sublicensing.

                (a) When a Party is permitted to grant sublicenses under this Agreement, such Party may grant sublicenses of the licenses granted to it for the purposes set forth in the applicable provisions of this Agreement; provided, however, that no sublicense granted under this Agreement shall be valid unless each such sublicensee agrees in writing: (i) to exercise its rights under such sublicense in accordance with the applicable terms of this Agreement; (ii) to maintain books and records and permit the other Party to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement and (iii) to maintain scientific records and permit such other Party to inspect and copy such records, and to observe all other applicable terms of this Agreement. The Party granting the sublicense shall promptly provide the other Party with notice of any sublicense granted pursuant to this Agreement, and provide a copy of the sublicense agreement to the other Party promptly after receiving a request therefor.

                (b) The Party granting the sublicense hereby unconditionally guarantees the performance of any of its Affiliates and sublicensees hereunder. In the event of a breach by a Party's Affiliate or sublicensee in the observance of any applicable term of this Agreement, the other Party shall have the sole discretion to decide whether it will proceed against such Affiliate or sublicensee and/or directly against the Party whose Affiliates or sublicensees are in breach.

        7.4     Restrictions Regarding Chips; Retained Rights.

                (a) The license grants set forth in Sections 7.1 and 7.2(a) shall not give Encode the right to make, have made, register, market, distribute, sell, or offer for sale Chips or other Probe Array products or use Chips or Probe Arrays other than those Chips provided by Affymetrix to Encode pursuant to Sections 4.3 and 7.2(a). Nothing is this Section 7.4(a) shall be interpretted to restrict Encode's ability to acquire rights to Probe Array products (or any other product) from any Third Party.

                (b) Except for Collaboration Chips and other Collaboration Products, Affymetrix may not without the prior written consent of Encode, develop, use, make, have made, register, market, distribute, sell, offer for sale or import any product that is derived from the Confidential Information belonging to Encode and disclosed to Affymetrix hereunder or the Development Data disclosed to Affymetrix hereunder.

                (c) Except as expressly and unambiguously set forth elsewhere in this Agreement, nothing in this Agreement shall be construed as limiting Affymetrix or its Affiliates in any way from developing, using, making, having made, registering, marketing, distributing, selling, offering for sale or importing Chips, and/or gene expression tests and/or nucleic acid based tests predicting response and/or non-response of individual patients to any drug, each of which may incorporate or include, without limitation, related assays, reagents, instrumentation and/or software, throughout the Territory, provided the foregoing are each developed independently by Affymetrix, its Affiliates or Third Parties without violating the confidentiality provisions of Section 11 or reference to the Confidential Information belonging to Encode disclosed to Affymetrix hereunder or the Development Data (collectively, "Affymetrix's Independently Developed Products"). At any time upon Affymetrix' request, Encode agrees to negotiate in good faith with Affymetrix to grant Affymetrix and its Affiliates and sublicensees a license under Patents covering or claiming Program Intellectual Property (excluding Existing Encode Intellectual Property) to develop, use, make, have made, register, market, distribute, sell, offer for sale and import, throughout the Territory, Affmetrix's Independently Developed Products arising under the independent or Third Party development set forth in this Section 7.4(c). For the avoidance of doubt, under this Agreement no [CONFIDENTIAL TREATMENT REQUESTED] by Affymetrix to Encode in connection with Affymetrix's Independently Developed Products.

                (d) Except as expressly and unambiguously set forth elsewhere in this Agreement, nothing in this Agreement shall be construed as limiting Encode or its Affiliates in any way from developing, using, making, having made, registering, marketing, distributing, selling, offering for sale or importing gene expression tests and/or nucleic acid based tests predicting response and/or non-response of individual patients to any drug, throughout the Territory, provided such tests are developed independently by Encode, its Affiliates or Third Parties without violating the confidentiality provisions of Section 11 or reference to the Confidential Information belonging to Affymetrix disclosed to Encode hereunder or the Development Data (collectively, "Encode's Independently Developed Products"). At any time upon Encode's request, Affymetrix agrees to negotiate in good faith with Encode to grant Encode and its Affiliates and sublicensees a license under Patents covering or claiming Program Intellectual Property (excluding Existing Affymetrix Intellectual Property) to develop, use, make, have made, register, market, distribute, sell, offer for sale and import, throughout the Territory, Encode's Independently Developed Products arising under the independent or Third Party development set forth in this Section 7.4(d). For the avoidance of doubt, under this Agreement [CONFIDENTIAL TREATMENT REQUESTED] by Encode to Affymetrix in connection with Encode's Independently Developed Products.

                (e) Encode shall retain rights under Program Intellectual Property solely owned by it relating to therapeutic targets and diagnostic markers (other than gene expression tests and/or nucleic acid based tests predicting response and/or non-response of individual patients to any drug) developed, conceived or first reduced to practice or demonstrated to have utility during the Research Program or the Product Development Program by Encode or jointly by the Parties (the "Encode Retained Therapeutic Targets And Markers"). Affymetrix hereby grants and agrees to grant to Encode a [CONFIDENTIAL TREATMENT REQUESTED], world-wide, perpetual, exclusive license under Program Intellectual Property owned jointly by the Parties to the extent such relates to therapeutic targets and diagnostic markers (other than gene expression tests and/or nucleic acid based tests predicting response and/or non-response of individual patients to any drug) developed, conceived or first reduced to practice or demonstrated to have utility during the Research Program or the

Product Development Program by Encode or jointly by the Parties (collectively, together with Encode Retained Therapeutic Targets And Markers, the "Encode Therapeutic Targets And Markers"). Affymetrix shall not be entitled to [CONFIDENTIAL TREATMENT REQUESTED] by Encode, its Affiliates and sublicensees from commercializing Encode Therapeutic Targets And Markers. At any time upon Encode's request, Affymetrix agrees to negotiate in good faith with Encode to grant Encode and its Affiliates and sublicensees a license under Patents covering or claiming Program Intellectual Property solely owned by it (excluding Existing Affymetrix Intellectual Property) to develop, use, make, have made, register, market, distribute, sell, offer for sale and import, throughout the Territory therapeutic targets and diagnostic markers (other than gene expression tests and/or nucleic acid based tests predicting response and/or non-response of individual patients to any drug) developed, conceived or first reduced to practice or demonstrated to have utility during the Research Program or the Product Development Program by Affymetrix. For the avoidance of doubt, under this Agreement no royalty [CONFIDENTIAL TREATMENT REQUESTED] by Encode to Affymetrix in connection with Encode's development or commercialization of the therapeutic targets and markers that are the subject of the aforementioned license negotiations.

                (f) Except as provided in this Section 7, neither Party, Affiliates of a Party nor sublicensees of a Party have any right to exploit the Program Intellectual Property or to grant sublicenses to the Program Intellectual Property.

                (g) For the avoidance of doubt, Encode shall have no right, express or implied, with respect to the Existing Affymetrix Intellectual Property and Program Intellectual Property owned solely by Affymetrix and Affymetrix shall have no right, express or implied, with respect to the Existing Encode Intellectual Property and Program Intellectual Property owned solely by Encode, in each case except as expressly provided in this Section 7.

        7.5 Trademarks; Logos. The Party pursuing development of Collaboration Products with respect to a Drug pursuant to Section 5.2 (the "Pursuing Party") shall market or cause to be marketed such Collaboration Products throughout the Territory under a lawfully available trademark or trademarks (collectively for all of the Drugs, the "Trademarks") selected by such Pursuing Party or its Third Party sublicensees. The Pursuing Party shall own all right, title and interest in and to the Trademarks it selects. All labeling and packaging for all Collaboration Products to be marketed and sold in the Territory shall contain the name or logo of the Pursuing Party and, in the sole discretion of the other Party, such labeling and packaging shall also contain the name or logo of such other Party with the same prominence as the Pursuing Party. The Pursuing Party may, in its sole discretion, also specify that such labeling and packaging shall also contain the name or logo of a Third Party or Third Parties involved in the Product Development Program of such Collaboration Product with the same prominence as the Pursuing Party's name or logo.

        7.6     Adverse Drug Experience Reporting.

                (a) To the extent required under applicable law, each Party responsible for clinical trials shall, with respect to such trials, record, evaluate, summarize and review all adverse drug experiences associated with each Collaboration Product, including, without limitation, such experience following the use of any of the Collaboration Products where such use failed to predict a patient's adverse response to one of the Drugs. In addition, supplemental information must be provided regarding each Collaboration Product at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending upon the severity of the experience. Consequently, each Party agrees to:


                        (i) in a timely manner, provide to the other Party for initial and/or periodic submission to government agencies in any country material information on each Collaboration Product from preclinical laboratory and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with each Collaboration Product; and

                        (ii) in connection with the Collaboration Products, promptly report to the other Party the receipt of a report of any unexpected Serious Adverse Drug Experience with the Collaboration Products, if required for either Party to comply with regulatory requirements in any country.

                (b) For purposes of this Agreement, "Serious Adverse Drug Experience" means any adverse drug experience occuring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongment of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse drug experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. An unexpected adverse drug experience is one that is not listed in the current labeling for a drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity.

                (c) Each Party agrees that if it contracts with a Third Party, for research to be performed by such Third Party in connection with a Collaboration Product, that Party agrees to require such Third Party to report to the contracting Party the information set forth in this Section 7.6 above.

                (d) The Pursuing Party shall be responsible for reporting all adverse drug experiences related to the Parties' activities under this Agreement to the appropriate regulatory authorities in the countries in which each Collaboration Product being pursued by such Party is being developed or commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities. The Pursuing Party shall ensure that its Affiliates and sublicensees comply with such reporting obligations. Each Party will also advise the other of any regulatory developments (e.g. proposed recalls, labeling and other registration dossier changes, etc.) affecting a Collaboration Product it is pursuing in any country.

                (e) Any information required to be delivered by one Party to the other Party pursuant to this Section 7.6 shall be deemed to have been sufficiently given if promptly delivered in accordance with the procedures set forth in Section 15.5.

        8.      PAYMENTS AND REPORTS.

        8.1 Payments. Beginning with the calendar quarter in which the Product Development Program is initiated with respect to the first Drug and for each calendar quarter thereafter, if a Party receives any Revenue with respect to any Drug, that Party will submit a statement to other Party, setting forth Drug-by-Drug, Collaboration Product-by-Collaboration Product and country-by-country, Revenue of that Party. Each such statement shall be accompanied by the payment due to the other Party in accordance with Section
5.3. Such statements shall be sent to the other Party quarterly within fifteen
(15) days after the end of each calendar quarter.

        8.2 Mode of Payment. Each Party shall make all payments required under this Agreement as directed by the other Party from time to time, net of any reasonable out-of-pocket transfer costs or fees in making such payment, in U.S. Dollars. Whenever conversion of payments or Revenue from any foreign currency shall be required, such conversion shall be at the rate of exchange used by the Party making payment for its own public financial reporting purposes at such time without taking into account the effect of any hedging transactions by such Party or its Affiliates.

        8.3 Records Retention. Each Party and its Affiliates and sublicensees shall keep complete and accurate records pertaining to the sale of Collaboration Products, for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit the other Party to confirm the accuracy of the aggregate royalties provided by such Party hereunder.

        8.4 Audit Request. During the term of this Agreement and for a period of three (3) years thereafter, at the request and expense of one Party, the other Party and its Affiliates and sublicensees shall permit an independent, certified public accountant appointed by the one Party and reasonably acceptable to the other Party, at reasonable times and upon reasonable notice and under reasonable obligations of confidentiality, to examine such records as may be necessary to determine the correctness of any report or payment made under this Agreement. Results of any such examination shall be made available to both Parties except that said independent, certified public accountant shall verify to the auditing Party only the amounts due to it and shall disclose no other information revealed in such audit.

        8.5 Cost of Audit. Each Party shall bear the full cost of the performance of any audit requested by such Party except as hereinafter set forth. If, as a result of any inspection of the books and records of a Party, its Affiliates or its sublicensees, it is shown that such Party's payments under this Agreement were less than (or greater than) the amount which should have been paid, then such Party shall make all payments (or obtain a refund) required to eliminate any discrepancy revealed by said inspection within thirty (30) days after the other Party's (such Party's) demand therefor. Furthermore, if the payments made were less than [CONFIDENTIAL TREATMENT REQUESTED] percent of the amount that should have been paid during the period in question, such other Party shall also reimburse the Party requesting the audit for the reasonable costs of such audit.

        8.6 Taxes. In the event that a Party is required to withhold any tax (excluding income tax) for the tax or revenue authorities in any country in the Territory regarding any payment to the other Party due to the laws of such country, such amount shall be deducted from the payment to be made by the Party required to withhold such tax, and such Party shall promptly notify the other Party of such withholding and, within a reasonable amount of time after making such deduction, furnish such other Party with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any applicable bilateral or multilateral tax agreement or treaty.

        9.      OWNERSHIP; PATENTS.

        9.1     Ownership.

                (a) Encode shall retain all right, title and interest in and to the Existing Encode Intellectual Property, subject to the license granted to Affymetrix pursuant to Section 7.2.

                (b) Affymetrix shall retain all right, title and interest in and to the Existing Affymetrix Intellectual Property, subject to the license granted to Encode pursuant to Section 7.2.

                (c) Program Intellectual Property developed, conceived and first reduced to practice solely by employees of Encode and/or its Affiliates shall belong to Encode and/or its Affiliates, as the case may be, ("Encode Inventions").

                (d) Program Intellectual Property developed, conceived and first reduced to practice solely by employees of Affymetrix and/or its Affiliates shall belong to Affymetrix and/or its Affiliates, as the case may be, ("Affymetrix Inventions").

                (e) Program Intellectual Property developed, conceived or first reduced to practice by employees of Encode and by employees of Affymetrix and/or each of their respective Affiliates shall belong jointly to Encode and Affymetrix (or each of their respective Affiliates, as the case may be) ("Joint Inventions").

                (f) Notwithstanding the foregoing, Encode and its Affiliates agree to assign to Affymetrix at Affymetrix' cost all Chip Improvement Inventions and Encode agrees to communicate periodically technology improvements and developments relating to probe array technology to the JSC. As used in this Section, "Chip Improvement Inventions" shall mean all Inventions (including without limitation all Patents, Inventions and Know-How) made during design or use of the Chips supplied hereunder by a person employed by Encode, its Affiliates or Third Parties who participate in the Research Program and/or Product Development Program, and specifically those relating to (i) making, having made, layout and packaging of Probe Arrays; or (ii) software analysis techniques relating to the extraction of data from Probe Arrays and storing such data in a computer file or other storage media incident to such extraction, excluding subsequent analysis, retrieval, application, storage and other use of such data. Chip Improvement Inventions shall not include expression data or discoveries derived therefrom, Encode Therapeutic Targets And Markers or correlations between genetic sequences and function. Upon each such assignment to Affymetrix, Affymetrix agrees to grant back to Encode a non-exclusive, world-wide, fully paid, perpetual internal use license to such Chip Improvement Invention(s), without background rights under any Existing Affymetrix Intellectual Property. Upon such assignment, Encode Inventions, Joint Inventions and Program Intellectual Property shall not include Chip Improvement Inventions.

        9.2     Maintenance.

                (a) Encode shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all Patents relating to the Existing Encode Intellectual Property and Encode Inventions throughout the Territory. Encode shall pay all costs and expenses of filing, prosecuting and maintaining such Patents.

                (b) Affymetrix shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all Patents relating to the Existing Affymetrix Intellectual Property and Affymetrix Inventions throughout the Territory. Affymetrix shall pay all costs and expenses of filing, prosecuting and maintaining such Patents.

                (c) Encode shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all Patents relating to Joint Inventions throughout the Territory. In connection therewith, Encode shall consult with Affymetrix in order to assure that all future filings with respect to Patents relating to Joint Inventions are drafted effectively and made in a timely and appropriate manner and identify the relevant countries in the Territory, to the extent that Encode can do so. The JSC shall oversee the filing, prosecution and maintenance of all such Patents. The Parties shall share the costs and expenses of such filing, prosecution and maintenance in the proportion of [**] for Affymetrix and [**] for Encode.

                (d) The Party responsible for filing and maintaining Patents pursuant to this Section 9.3 shall select qualified independent patent counsel to file and prosecute all patent applications. Such Party shall provide copies to the other Party of any such filings made to, and written communications received from, any patent office relating, in whole or in part, to such Patents.

                (e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

        9.3     Patent Enforcement.

                (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an "infringement") by a Third Party with respect to any Patents, Inventions or Know-How within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

                (b) Encode shall have the exclusive right, but not the duty, to institute patent infringement actions against Third Parties based on any Existing Encode Intellectual Property or Program Intellectual Property owned solely by Encode within the Territory. Affymetrix shall have the sole right, but not the duty, to institute patent infringement actions against Third Parties based on any Existing Affymetrix Intellectual Property or Program Intellectual Property owned solely by Affymetrix in the Territory. The JSC shall have the right, but not the duty, to decide whether either or both of the Parties shall institute patent infringement actions against Third Parties based on any Program Intellectual Property relating to Joint Inventions. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: (i) if Encode has instituted and maintained such action alone, Encode shall be entitled to retain such remaining funds; (ii) if Affymetrix has instituted and maintained such action alone, Affymetrix shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

        9.4 Infringement Action by Third Parties Regarding Program Intellectual Property.

                (a) In the event of the institution or threatened institution of any suit by a Third Party against either Party for patent infringement involving the sale, distribution or marketing of a Collaboration Product in the Territory where such infringement claim is a result of the use of any Program Intellectual Property, such Party shall promptly notify the other Party in writing of such suit. Unless otherwise covered by Sections 12.2(c) or 12.3(c), the owner of such Program Intellectual Property shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof. In the event such Party elects not to undertake such defense, the other Party may do so in their place. The Parties shall cooperate with one another in defending such suit (including, without limitation, consenting to being named as a nominal party thereto). The Parties shall jointly direct and control any such suit; provided, however, that no Party shall cease to defend, settle or otherwise dispose of a suit with respect to any intellectual property of another Party without the prior written consent of such other Party. Regardless of which Party undertakes the defense, the Parties shall divide all of the reasonable out of pocket costs actually incurred in such defense, including, without limitation, reasonable attorney's fees, together with any damages actually paid and/or awards received, in the following manner: each Party shall pay for that portion of such costs attributable to their Exisiting Intellectual Property and the remainder shall be divided in accordance with the proportions of Revenue sharing applicable to such Collaboration Products. During the pendency of such action and thereafter, each Party shall continue to make all payments due under this Agreement.

                (b) In the event that the Parties determine that (i) a license under Third Party patents should be obtained to avoid infringement of such Third Party patents in order to make, have made, use or sell the Collaboration Products in any country(ies) of the Territory or (ii) royalties should be paid to such Third Party in respect of sales of such Collaboration Products in such country(ies) of the Territory, then the Parties shall share the costs associated with such license or royalty in the proportion of Revenue sharing applicable to such Collaboration Products.

        10.     BIOLOGICAL MATERIALS.


                Notwithstanding any of provision or obligation set forth in this Agreement, neither Party shall be required to deliver any tissues, cells, cell lines, organisms, blood samples, genetic material, or other biological substances or materials ("Biological Materials") to the other Party or any Third Party.

        11.     PUBLICATION; CONFIDENTIALITY.

        11.1 Notification. Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, subject to Section 11.5 or any applicable laws or regulations obligating either Party to do otherwise, any proposed publication by either Party shall comply with this Section 11.1. All publications, whether written or oral, shall be reviewed and approved by the JSC. At least forty-five
(45) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the JSC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the JSC with a summary of such presentation at least twenty (20) business days before such oral presentation and, if an abstract is to be published, five (5) business days before such abstract is to be submitted. Any oral presentation, including any question period following such presentation, shall not include any Confidential Information unless both Parties otherwise mutually agree in writing in advance of such oral presentation.

        11.2 Review. Subject to Section 11.5, the JSC will review the manuscript, abstract, text or any other material provided under Section 11.1 to determine whether patentable subject matter is disclosed. The JSC will notify the publishing Party within thirty (30) days of receipt of the proposed publication (or within five (5) business days in the case of abstracts) if the JSC, in good faith, determines that patentable subject matter is or may be disclosed, or if the JSC, in good faith, believes Confidential Information is or may be disclosed. If it is determined by the JSC that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed ninety (90) days from the JSC's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety
(90) day period, the JSC will discuss the need for obtaining an extension of the publication delay beyond the ninety (90) day period. If it is determined in good faith by the JSC that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

        11.3 Exclusions. Nothing in Sections 11.1 or 11.2 shall prevent either Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

        11.4 Confidentiality; Exceptions. Subject to Section 11.5 and except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement, for ten (10) years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (v) was independently developed by the receiving Party without use of the disclosing Party's information (all such information to which none of the foregoing exceptions applies, shall be deemed "Confidential Information").

        11.5    Exceptions to Obligation. The restrictions contained in Section
11.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials, or prospective licensees or customers; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

        11.6 Limitations on Use. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

        11.7 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 11.

        12.     RECALL; INDEMNIFICATION; INSURANCE.

        12.1 Investigation; Recall. In the event that the Regulatory Authority in any country shall allege or prove that a Collaboration Product does not comply with applicable rules and regulations in such country, the Pursuing Party with respect to such Collaboration Product shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If the Pursuing Party is required or should deem it appropriate to recall any Product, the Pursuing Party shall bear all costs and expenses associated with such recall unless such recall results from the other Party's breach of its representations and/or warranties in this Agreement, or unless such recall otherwise results from the other Party's willful wrongdoing or negligence, in which case the other Party, and not the Pursuing Party, shall bear all costs and expenses associated with such recall.

        12.2 Indemnification by Affymetrix. Affymetrix shall indemnify, defend and hold harmless Encode, its Affiliates, its sublicensees, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

                (a) gross negligence, recklessness or wrongful intentional acts or omissions of Affymetrix, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the fulfillment of Affymetrix's obligations under a Research Program or Product Development Program;

                (b) any warranty claims, Collaboration Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Collaboration Products by Affymetrix, its Affiliates or its sublicensees and due to any gross negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of, Affymetrix or its Affiliates or sublicensees and their respective directors, officers, employees and agents; or

                (c) any material breach of any representation or warranty made by Affymetrix under Section 2.

        12.3 Indemnification by Encode. Encode shall indemnify, defend and hold harmless Affymetrix, its Affiliates, its sublicensees, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

                (a) gross negligence, recklessness or wrongful intentional acts or omissions of Encode or its Affiliates, and their respective directors, officers, employees and agents, in connection with Encode's fulfillment of its obligations under the Research Program or the fulfillment of Encode's obligation under a Research Program or Product Development Program;

                (b) any warranty claims, Collaboration Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Collaboration Products by Encode, its Affiliates or its sublicensees and due to any gross negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of, Encode or its Affiliates or sublicensees and their respective directors, officers, employees and agents.; or

                (c) any material breach of any representation or warranty made by Encode under Section 2.

        12.4 Notice of Indemnification. In the event that any person (an "Indemnitee") entitled to indemnification under Section 12.2 or 12.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

        12.5 Complete Indemnification. As the Parties intend complete indemnification, all reasonable incremental costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 12.2 and 12.3 shall also be reimbursed by the indemnifying Party. In addition, each Party's indemnification obligation is truncated to the extent arising from the gross negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of an Indemnitee.

        12.6 Insurance. Each Party shall maintain adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary in the industry for the activities to be conducted by it under this Agreement and shall name the other Party as an additional insured in such insurance policy. Each party shall furnish to the other party evidence of such insurance, upon request.

        13.     TERM; TERMINATION.

        13.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this
Section 13, shall expire as follows:

                (a) As to each Collaboration Product in each country in the Territory, this Agreement shall expire on the later of: (i) the 10th anniversary of the First Commercial Sale of such Collaboration Product in such country, or
(ii) the date on which the sale of such Collaboration Product ceases to be covered by any valid claim of Program Intellectual Property, Existing Encode Intellectual Property or Existing Affymetrix Intellectual Property in such country.

                (b) This Agreement shall expire in its entirety upon the expiration of this Agreement with respect to all Collaboration Products in all countries in the Territory.

        13.2 Termination for Cause. Either Party (the "Non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party



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


(the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such sixty (60) day period, if the breaching party does not commence and diligently continue actions to cure such default during such sixty
(60) day period). Any such termination shall become effective at the end of such sixty (60) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period (or, if such default cannot be cured within such sixty (60) day period, if the Breaching Party has commenced and diligently continued actions to cure such default). The right of either Party to terminate this Agreement, as provided in this Section
13.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

        13.3 Termination for Insolvency. Either party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party, subject to applicable bankruptcy laws.

        13.4    Effect of Expiration or Termination.

                (a) With Regard to Each Country. Following the expiration of the term of this Agreement with respect to a Collaboration Product in a country pursuant to Section 13.1(a), each Party shall have an non-exclusive, perpetual right, with the right to grant sublicenses, to use the Program Intellectual Property (but not the other Party's Existing Intellectual Property), in such country, to develop, use, make, have made, import, register, market, distribute and sell such Collaboration Products; provided, however that Section 5.3 shall be terminated with respect to such Collaboration Products and, accordingly there will be no more sharing of Revenue in connection with such Collaboration Products.

                (b) With Regard to the Entire Territory. Following expiration of the term of this Agreement in its entirety pursuant to Section 13.1(b), each Party shall have an non-exclusive, perpetual right, with the right to grant sublicenses, to use the Program Intellectual Property (but not the other Party's Existing Intellectual Property), thoroughout the Territory, to develop, use, make, have made, import, register, market, distribute and sell all Collaboration Products existing upon such expiration; provided, however that
Section 5.3 shall be terminated and, accordingly there will be no more sharing of Revenue in connection with any Collaboration Products.

                (c) Bankruptcy or Breach of Either Party. If this Agreement is terminated in its entirety by a Party pursuant to Section 13.2 by reason of a breach of the other Party or Section 13.3 by reason of the other Party's bankruptcy, insolvency, dissolution, or winding up, in addition to any other remedies available to such Party at law or in equity: (i) all uncompleted Research Programs with respect to all of the Drugs shall be terminated; (ii) both Parties shall cease all activities in connection with all such uncompleted Research Programs; (iii) each Party may continue to develop, make, have made, market, distribute and sell such Collaboration Products in the countries in the Territory in which such Party had the right, prior to or upon such termination, to develop, make, have made, market, distribute and sell such Collaboration Products, and the non-exclusive, perpetual right (including the right to grant sublicenses in accordance with Section 7.3) to use the Program Intellectual Property in connection therewith; provided, however that the terms of Section
5.3 shall continue in force without modification; provided further, however that except as expressly provided in this Section 13.4(c), neither Party, Affiliates of a Party nor sublicensees of a Party have any right to exploit the Program Intellectual Property to develop, use, make, have made, register, market, distribute, sell, offer for sale or import the Collaboration Products with respect to any Drug.



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


        13.5    Accrued Rights; Surviving Obligations.

                (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations (i) which are expressly indicated to survive termination or expiration of this Agreement or (ii) to make payment to the other Party incurred prior to such termination, relinquishment or expiration.

                (b) All of the Parties' rights and obligations under Sections 1, 7.2(d), 7.3, 7.4(c), 7.4(d), 7.4(e), 9.1, 9.2, 9.4, 11.4, 11.5,
11.6, 11.7, 12, 13, 14 and 15 shall survive termination, relinquishment or expiration of this Agreement.

        14.     EVENTS OF FORCE MAJEURE.


                Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event, Encode or Affymetrix, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty
(30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

        15.     MISCELLANEOUS.

        15.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

        15.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction so long as such Affiliate or assignee is not a Competitor of the other Party. No assignment and transfer shall be valid or effective unless done in accordance with this Section 15.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

        15.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied.

        15.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        15.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:


                        In the case of Encode, to:

                                Encode
                                Geirsgotu 9, 101
                                Reykjavik, Iceland
                                Attention: Kari Stefansson
                                cc: Legal Department
                                Tel: 354 570 1911
                                Fax: 354 510 1901

                        In the case of Affymetrix, to:

                                Affymetrix, Inc.
                                3380 Central Exwy
                                Santa Clara, CA 95051
                                Attention: President
                                cc: General Counsel
                                Tel: (408) 731-5000
                                Fax: (408) 731-5394

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the fifth business day after such notice or request was deposited with the national postal service of the country where such Party is located.

        15.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party (including, without limitation, the Trademarks) for any purpose in connection with the performance of this Agreement.

        15.7 Public Announcements. Except as permitted by Sections 11.1 and 11.2, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information.



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        15.8    Waiver. A waiver by either Party of any of the terms and
conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

        15.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

        15.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        15.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

        15.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

        15.13   Arbitration.

                (a) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the American Arbitration Association. The place of arbitration of any dispute shall be Boston, Massachusetts. Such arbitration shall be conducted by three (3) arbitrators, one (1) appointed by each of Affymetrix and Encode and the third (3rd) selected by the first two (2) appointed arbitrators. The Parties shall instruct such arbitrators to render a determination of any such dispute within four (4) months after their appointment.

                (b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

                (c) This Section 15.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

        15.14 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

        15.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

        15.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

        15.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original document, and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.


                                      * * *

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.







                                        Encode ehf.


                                        By: /s/ Kari Stefansson
                                           ---------------------------------
                                        Name: Kari Stefansson
                                        Title: Chairman







                                        Affymetrix, Inc.


                                        By: /s/ Susan Siegel
                                           ---------------------------------
                                        Name: Susan Siegel
                                        Title: President



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